Registration No.333- ______
As filed with the Securities and Exchange Commission
on March 8, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PLATO LEARNING, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3660532
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
(952) 832-1000
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)
PLATO LEARNING, INC.
2006 STOCK INCENTIVE PLAN
(Full title of incentive plan)

Michael A. Morache	Copy to:
President and Chief	Leland E. Hutchinson, Esq.
Executive Officer	Winston & Strawn LLP
PLATO Learning, Inc.	35 West Wacker Drive
10801 Nesbitt Avenue South	Chicago, Illinois 60601
Bloomington, Minnesota 55437	(312) 558-7336
(952) 832-1000
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate
to be registered	registered (1)	price per share(2)	offering price(2)	Amount of registration fee(3)
Common Stock, par value $.01 per share	1,794,904 shares	See Explanatory Note on page 1	$20,075,217	$11,629.70

(1)	Also registered hereby are such additional and indeterminable number of shares of Common Stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Calculated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, for purposes of calculating the maximum aggregate offering price and registration fee. See Explanatory Note on page 1.

(3)	Registration fees have been paid with respect to all shares under the following registration statements of the registrant: Nos. 333-30963 and 333-30965 (both filed July 9, 1997), Nos. 333-45228 and 333-45230 (both filed September 6, 2000), and No. 333-111320 (filed December 18, 2003). Post effective amendments have been filed de-registering all such shares under such registration statements. See Explanatory Note on page 1.

Item 3. Incorporation of Certain Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8
2006 Stock Incentive Plan
Forms of Awards Agreements
Resolutions adopted by the Board of Directors
Opinion/Consent of Winston & Strawn LLP
Consent of Winston & Strawn LLP
Consent of PricewaterhouseCoopers LLP
Powers of Attorney

Explanatory Note
     On March 2, 2006, the shareholders of PLATO Learning, Inc., adopted the PLATO Learning, Inc. 2006 Stock Incentive Plan (the “Plan”). The Plan does not call for any shares to be issued that have not been previously registered with the Securities and Exchange Commission under certain prior stock option and stock incentive plans of the company. Instead, the Plan provides that the total number of shares available for issuance in connection with awards under the Plan is equal to the sum of (i) the shares remaining under the following prior plans (the “Prior Plans”) and (ii) the shares subject to an award under the Plan or the Prior Plans that, after the effective date of the Plan, expires without being exercised, or is forfeited, canceled, settled, or otherwise terminated without a distribution of shares to a participant: the TRO Learning Inc. 1997 Stock Incentive Plan (Registration No. 333-30963), the TRO Learning, Inc. 1997 Non-Employee Directors Stock Option Plan (Registration No. 333-30965), the PLATO Learning, Inc. 2000 Stock Incentive Plan (Registration No. 333-45228), the PLATO Learning, Inc. 2000 Non-Employee Directors Stock Option Plan (Registration No. 333-45230), and the PLATO Learning, Inc. 2002 Stock Plan (Registration Nos. 333-84592 and 333-111320). All of the shares being registered hereunder have been previously registered in the registration statements with respect to the Prior Plans. The Company has filed post-effective amendments to the registration statements under the Prior Plans, de-registering the shares carried over from the Prior Plans and included in this registration statement.
     The amount of the registration fee is a combination of the amounts used in calculating the portion of the registration fee carried over from prior registration statements as follows.

		Proposed Maximum	Proposed
Registration		Offering Price Per	Maximum	Amount of
Statement	Carried Over Shares	Share (1)	Offering Price	Registration Fee
333-30963	51,868	$8.875	$460,329	$139.49
333-30965	15,333	8.875	136,080	41.24
333-45228	566,825	13.4687	7,634,396	2,015.49
333-45230	20,250	13.4687	272,741	72.00
333-111320	1,140,628	10.145	11,571,671	9,361.48

Total	1,794,904		$20,075,217	$11,629.70

(1)	Based respectively on the average of the high and low prices of the common stock of the Company on the Nasdaq National Market System on: July 1, 1997; July 1, 1997; August 30, 2000; August 30, 2000; and December 11, 2003.
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by PLATO Learning, Inc. (the “Company”) are incorporated by reference into this Registration Statement and made part hereof:
     (a) the Company’s Annual Report on form 10-K for the fiscal year ended October 31, 2005, filed with the Commission on January 17, 2006;
     (b) the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 23, 2006;
     (c) the description of the Company’s common stock, par value $.01 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on November 12, 1992, (File no. 0-20842 under the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable
Item 5. Interests of Named Experts and Counsel.
     Not applicable
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides the following:
          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.
     Under the provisions of the Company’s By-laws, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of the Company’s By-laws, the corporation shall indemnify any such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in the By-laws is a contract right and, subject to Sections 2 and 5 of the Company’s By-laws, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     The Company has entered into indemnification agreements with its directors and executive officers which provide indemnification to the full extent permitted by the Company’s By-laws. Such agreements also provide for the advancement to indemnified persons of litigation costs and expenses.
     The Company’s Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Law, a director of the Company shall not be liable to the Company or its stockholders for a breach of fiduciary duty as a director.
     The Company maintains directors’ and officers’ liability insurance which insures the directors and officers of the Company and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption from Registration Claimed.
Not applicable
Item 8. Exhibits.
Exhibit Number Description of Exhibit
3.1	Certificate of Amendment of Certificate of Incorporation dated November 6, 1992, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30,2002 (File No. 0-20842) and incorporated herein by reference.

3.2	Certificate of Amendment of Amended Certificate of Incorporation dated March 31, 2000, filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended October 31,2001 (File No. 0-20842 and incorporated herein by reference.

3.3	Certificate of Amendment of Amended Certificate of Incorporation dated March 20, 2002, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842) and incorporated herein by reference.

3.4	Amended and Restated Bylaws of the Company filed as an exhibit to Form 8-K filed September 15, 2005 (File No. 0-20842) and incorporated herein by reference.

4.1	PLATO Learning, Inc. 2006 Stock Incentive Plan*

4.2	Forms of award agreements under PLATO Learning, Inc. 2006 Stock Incentive Plan*
(a)	Employee Stock Option Agreement

(b)	Employee Stock Option Agreement—Section 16 employees

(c)	Employee Stock Option Agreement—Double Trigger Change of Control

(d)	Non-Employee Director Stock Option Agreement

(e)	Non-Employee Director Restricted Stock Agreement

4.3	Resolutions adopted by the board of directors of PLATO Learning, Inc. with regard to certain awards under the 2006 Stock Incentive Plan.*
5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.*

23.1	Consent of Winston & Strawn LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Powers of Attorney (including in the signature page hereof).*

*	Filed herewith
Item 9. Undertakings
          The undersigned registrant hereby undertakes
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Bloomington, State of Minnesota, on this 8th day of March, 2006.

PLATO LEARNING, INC.
By:	/s/ Michael A. Morache
Michael A. Morache
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Morache Michael A. Morache	President and Chief Executive Officer (Principal Executive Officer) and Director	March 8, 2006

/s/ Laurence L. Betterley Laurence L. Betterley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 8, 2006

/s/ Robert J. Rueckl Robert J. Rueckl	Vice President, Controller and Chief Accounting Officer	March 8, 2006

/s/ Joseph Duffy * Joseph Duffy	Director	March 8, 2006

/s/ Ruth Greenstein * Ruth Greenstein	Director	March 8, 2006

/s/ Thomas G. Hudson * Thomas G. Hudson	Director	March 8, 2006

/s/ Debra A. Janssen * Debra A. Janssen	Director	March 8, 2006

/s/ Susan E. Knight * Susan E. Knight	Director	March 8, 2006

/s/ M. Lee Pelton * M. Lee Pelton	Director	March 8, 2006

/s/ John T. Sanders * John T. Sanders	Director	March 8, 2006

/s/ David W. Smith * David W. Smith	Director	March 8, 2006
*By Michael A. Morache, attorney in fact.

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Exhibit

3.1
Certificate of Amendment of Certificate of Incorporation dated November 6, 1992, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30,2002 (File No. 0-20842) and incorporated herein by reference.

3.2
Certificate of Amendment of Amended Certificate of Incorporation dated March 31, 2000, filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended October 31,2001 (File No. 0-20842 and incorporated herein by reference.

3.3
Certificate of Amendment of Amended Certificate of Incorporation dated March 20, 2002, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842) and incorporated herein by reference.

3.4	Amended and Restated Bylaws of the Company filed as an exhibit to Form 8-K filed September 15, 2005 (File No. 0-20842) and incorporated herein by reference.

4.1	PLATO Learning, Inc. 2006 Stock Incentive Plan *

4.2	Forms of award agreements under PLATO Learning, Inc. 2006 Stock Incentive Plan *

(a) Employee Stock Option Agreement

(b) Employee Stock Option Agreement—Section 16 employees

(c) Employee Stock Option Agreement—Double Trigger Change of Control

(d) Non-Employee Director Stock Option Agreement

(e) Non-Employee Director Restricted Stock Agreement

4.3	Resolutions adopted by the board of directors of PLATO Learning, Inc. with regard to certain awards under the 2006 Stock Incentive Plan.*

5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.*

23.1	Consent of Winston & Strawn LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP*.

24.1	Powers of Attorney.*

*	Filed herewith